ASHFORD HOSPITALITY TRUST
First Quarter 2007 Conference Call
May 3, 2007
12 Noon Central
Introductory Comments — Tripp Sullivan
Welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the first quarter of 2007. On the call today will be Monty Bennett, president and chief executive officer, Doug Kessler, chief operating officer and head of acquisitions, and David Kimichik, chief financial officer and head of asset management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday afternoon in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules which has been filed on Form 8-K with the SEC on May 2, 2007, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead.
Introduction — Monty Bennett
Good afternoon and thank you for joining us. We are very pleased to report another strong quarter of financial and operating results for the 1st quarter 2007. For the hotels not under renovation, we reported a RevPAR increase of 11.1%, a 286 basis point improvement in operating margin, and a RevPAR Yield penetration index of 116.2%, which was a 160 basis point improvement. AFFO per share for the quarter was $0.31 per diluted share compared with $0.27 per diluted share a year ago. CAD per diluted share was $0.28, which resulted in a dividend coverage ratio of 133%.
While our first quarter results were outstanding, the CNL Hotels and Resorts transaction continues to grab the headlines. We’ve talked quite a bit about the strategic benefits of this transaction — its accretion, best-in-class hotel properties, diversification, strong brands, favorable financing, attractive pricing, etc. — but there are a couple of items in particular I’d like to highlight today. That is the transformation of our company and the internal growth opportunities.
Our RevPar gains were once again well above the industry average of 5.2% for the quarter, which demonstrates the continued benefits of concentrating our portfolio in the upper-upscale and upscale segments in higher growth markets, our ongoing capital investment program, and the focus of our asset management efforts. Our management team is committed to more internal growth initiatives to drive top-line and bottom-line performance.
Following the acquisition of the CHR hotels as measured by hotel EBITDA, we now have 95% of our hotels in the upper-upscale and upscale segments; 95% of the portfolio is in the four premier brands (Marriott, Hilton, Hyatt and Starwood); we have eight different property managers with Marriott the largest at 44%; and we are heavily concentrated in major metropolitan and coastal markets that are showing above average RevPAR growth. This transaction provides us with a platform offering size and the opportunity to once again prove what we do best, namely — quickly integrate large portfolio acquisitions, recycle hotel assets that no longer achieve our return thresholds, and maximize value through asset management and financial strategies.
First on integration, we are well on our way to completing the staffing for these additional assets. We have brought over three asset managers from CHR who are familiar with these hotels. The accounting and other system integration is seamless as our existing financial reporting systems allow for multiple managers. With the exception of Hilton, the other managers already manage properties for us. Having worked with Hilton in the past, we expect that integration to be smooth as well. There really aren’t any issues in the integration. It simply involves a lot of hard work on everyone’s part and is proceeding according to schedule. We are also on track to be at the low end of the incremental G&A cost range we issued previously of about $12-16 million. As a percentage of the deal size, this is a very efficient cost structure.
A large value added asset management undertaking that will begin shortly is implementing our strategic capital expenditure plan for these assets. Having worked with the brands to determine asset management strategies, we have developed a plan to invest at least $280 million over the next two years across our entire portfolio. All but $56 million of this total is value-added with roughly half to be invested in 2007 and the remaining half in 2008. Although our initial underwriting of the CHR investment projected a 7.6% forward 12-month NOI return and a 9.0% EBITDA yield, we believe there is room for improvement in these out years through reinvestment and proactive asset management. In addition, we have already completed a favorable restructuring of several of the existing management agreements on the CHR portfolio that is accretive to our original underwriting.
Our value-added efforts are certainly not limited to the CHR portfolio. We currently have 11 renovations underway with a budget of approximately $140 million for 2007 and a total of 30 hotels to receive value-added capital expenditures during the year for all assets. A good example of these investments would be the two Radissons in our portfolio we are converting to Sheratons. The first property in Milford, Mass. was completed in January and the second one in Indianapolis is expected to be completed in July. At Milford, we experienced a 54%

improvement in RevPAR in the first quarter and expect strong results in Indianapolis as well. Our track record, since inception, of hitting our budgeted capex is superb.
We have achieved well ahead of schedule our de-leveraging target with the recent follow-on equity offering. With 48.9 million shares in total — including the upsizing and the over-allotment — we raised roughly $549 million in net proceeds. As we mentioned to many of you we met with on the road show, we elected to pursue the offering immediately upon closing the CHR transaction because of current market conditions, timing benefits, and a desire to remove the equity overhang on our share price. With the equity raise, our net debt to TEV is already sub 60%, which was our stated goal to accomplish within one year of closing. Now that we have eased the initial concern with the leverage through the equity offering, we have more flexibility to structure potential transactions on some of our assets. We are well on our way to completing Phase One of our asset sales and have already initiated marketing on the sale of 10 assets from the CHR portfolio for Phase Two.
I’m also pleased to note that we were able to finance the CHR purchase with very cost-effective financing. Our current financing on the portfolio has a weighted average interest rate of 6.39% with primarily long-term financing including preferred. We are also working on refinancing some of the assumed debt which should bring that total cost down even further.
In summary, we couldn’t be in better shape right now with integration and financing of the CHR transaction a mere three weeks after closing. I’m very proud of our team and the hard work that has been invested in getting us to this point.
I’d also like to comment on the industry trends we’re seeing. Certainly from an investment perspective, this remains an incredibly exciting time in our industry. A number of large transactions have been completed and a few of our peers have exited. Our firm belief is that the current investment cycle still has another 3-4 years of value increase. The lodging industry is providing some of the highest returns in real estate right now with above average future growth and increasing capital inflows.
The operating environment remains favorable. We expect to see mid-single-digit RevPAR growth for the industry in 2007. We have been outpacing the industry with our RevPAR growth for the past couple of years and hope this trend continues. Many of the trends I’ve noted before — new supply growth well below historical averages, high construction costs, abundance of inexpensive capital — are still at work in the industry. The greater concentration we now have in upper-upscale and upscale brands in primary markets for our full-service assets and the premium urban select-service assets, however, is enhancing the positive trends in our markets, while at the same time insulating us from many of the negative factors. We are enjoying the benefits of growth while maintaining an eye on cyclical sustainability.
For the balance of the year, we expect to continue using this concentration in better performing assets and markets to drive our internal growth.
To speak in greater detail about our 1st quarter results, I’d now like to turn the call over to David Kimichik to take you through the numbers.

Financial Review — David Kimichik
For the first quarter we reported net income of $8,698,000, EBITDA of $46,243,000 and AFFO of $28,520,000 or 31 cents per diluted share.
At quarter end, Ashford had total assets of $2 billion including $82 million of cash. We had $1.1 billion of mortgage debt, leaving net debt to total enterprise value at 46%. And, our blended annual interest cost was approximately 5.9%, with 79% of our mortgage debt fixed.
During the first quarter, management made the decision to list for sale the Embassy Suites Phoenix. This asset, which has been sold, was classified as held for sale on our balance sheet and its operating results are included in the Income from Discontinued Operations line on our Income Statement. Its historical operating results are no longer included in the various proforma statistical tables included with our earnings release. As of today, $90 million worth of the $170 million Phase I for sale assets have been sold, with another $57 million to be sold mid-May. The remaining assets are in various stages of the sales process.
At quarter-end, our portfolio consisted of 65 hotels in continuing operations containing 13,093 rooms. On April 11th we acquired an additional 51 hotels containing 13,524 rooms after adjusting for joint venture interests. At quarter end, we owned a position in 10 mezzanine loans with total principal outstanding of $95 million with an average annual un-leveraged yield of 13.1%.
For the quarter, Proforma RevPAR for all hotels was up 8.6% as compared to first quarter ’06. For the hotels not under renovation, which is all but 11 hotels, the Proforma RevPAR was up 11.1%, driven by an 8.7% increase in ADR and a 160-basis point increase in occupancy.
Proforma hotel operating profit for the entire portfolio was up by $5.8 million or 16% for the quarter. For the 54 hotels not under renovation, proforma hotel operating profit increased 22%. Our hotel operating profit margin improved 286 basis points for the hotels not under renovation and 209 basis points for all hotels.
During the first quarter, we had 11 hotels under renovation; 8 of these were completed in the quarter. We have an additional 4 hotels under renovation now in the second quarter and expect to start an additional 7 renovations in the third quarter. Our total capital spending in the first quarter was $20 million.
We ended the quarter with 73.8 million common shares outstanding, 7.4 million Series B convertible preferred shares outstanding and 13.5 million OP units issued for a total share count of 94.7 million. On April 24th we issued an additional 48.9 million common shares at a price of $11.75 in a follow on offering.
We currently have agreements for management with 8 different companies. The most significant managers are Marriott International which manages 46 of our hotels, Remington Lodging and Hospitality and its affiliates which manage 35 of our properties and Hilton which now manages 14 of our assets.
For the first quarter, we reported CAD of $25,939,000 or 28 cents per diluted share and announced and paid a dividend of 21 cents per share. Our dividend coverage ratio was 133% for the quarter.
Finally, you will note that we have once again included a table in our release that provides a quarterly pro forma breakdown of hotel EBITDA and hotel EBITDA margin for the full year 2006. This year-end 06 table has been updated to include the 51 hotels purchased from CNL Hotels and Resorts. In this table, you will see a distinct seasonality trend for EBITDA and EBITDA margin. We encourage our investors and analysts to consider our historical seasonality when forecasting our operating results. Hopefully this table will be of assistance for those updating models to include the 51 hotel acquisition. Our policy continues to be to provide as much disclosure and detail as possible on existing metrics in lieu of specific future earnings guidance.
I’d now like to turn it over to Doug to discuss our ongoing investment plan.
Investment Highlights — Douglas Kessler
Thanks, David.
From an investment perspective, our primary focus during the quarter and the subsequent weeks was on the various aspects of the CHR portfolio acquisition, namely: closing the transaction, finalizing the financing, integrating the assets into our platform, completing an equity raise and successfully deleveraging. I’d like to spend a few moments on each area.
As planned, we were able to close on the CHR portfolio almost immediately after CHR received shareholder approval. We funded the transaction with $928.5 million of 10-year fixed CMBS at 5.95%; assumed debt from the existing joint ventures of approximately $436.9 million at an average interest rate of 6.08%; a $555.1 million pool of floating-rate CMBS at 165 basis points over LIBOR; $200 million of preferred equity at 250 basis points over LIBOR; $325 million term loan at a rate of 150 basis points over LIBOR for one year with two one-year extensions; and a three-year $200 million revolver with two one-year extensions that is priced between 155 to 195 basis points over LIBOR depending on the net debt to gross assets ratio.
Of the $437 million of assumed debt, which is associated primarily with the Hilton joint venture within this portfolio, we are in negotiations to replace that debt with new financing early in the 3rd quarter at a lower interest rate, which should drive down our overall financing cost, and improve FFO per share.
Last week, we closed on our follow-on offering that raised $549 million in net proceeds. With the proceeds from this offering, we subsequently paid off the $325 million term loan, $180 million of the floating-rate CMBS and $45 million in other debt at a blended rate of 6.9%.
In addition to our equity raise, we have made significant progress on the first phase of asset sales. During the quarter, we sold the Marriott Trumbull in Trumbull, CT and the Fairfield Inn in Princeton, IN. Subsequent to the end of the quarter, we sold the following assets: the Radisson Indianapolis Airport, the Embassy Suites Phoenix Airport, the Fairfield Inn Evansville, the

Radisson Covington and the office building in West Palm Beach. The portfolio of seven TownePlace Suites is under hard contract now and expected to close later this month. We have three other hotels and one office building that will close near the end of the second quarter. In total these sales will generate proceeds of approximately $170 million with a net gain of $35 million. We are on track with that projection and expect that most of the gain will show up in the second quarter. Our Phase One asset sales again demonstrate our ability to successfully integrate portfolios and maximize their value since each of these assets was acquired in a portfolio transaction and is being sold at a collective 25% premium to book value.
We expect to continue this track record of success with portfolio transactions with the $400 million Phase Two potential asset sales out of the 51-hotel CHR transaction, assuming we decide to move forward based upon returns. We have identified the following ten hotels as possible sale candidates: the Doubletree Crystal City, the Marriott BWI, the Hyatt Dearborn, Hilton Suites Auburn Hills, the JW Marriott New Orleans, the Hilton Rye Town, Hilton Birmingham, and the Residence Inns in Torrance, Atlanta Perimeter West and Kansas City.
Our joint venture discussions are ongoing. We had originally projected those joint ventures could approach $350-$400 million and are still comfortable with that projection, if we move forward. Obviously, joint ventures take the longest to bring to fruition but we still believe this strategy can be a potential source of capital recycling for us.
The goal of our deleveraging strategy was to reduce leverage to below 60% within 12 months and we have already achieved this goal within just a few days of closing on the transaction. After factoring in the equity raise and all the Phase I asset sales, our leverage will be 57% assuming yesterday’s closing stock price of $11.89.
The current environment for lodging investments has been very active since our last call with a couple of our lodging peers acquired or agreeing to be acquired. Considering the implied cap rates on those transactions are somewhere around the 7% range on forward NOI, we believe the 7.6% forward NOI cap rate on the higher quality CHR transaction is looking better by the day. Considering the CHR portfolio consolidates our total portfolio in higher growth markets and on an EBITDA basis solidifies our position with 95% in upper-upscale and upscale chain segments with the strongest brands, we are very pleased with the yield and future growth opportunity in our portfolio.
That concludes our prepared remarks, and now we’ll open it up to any questions you may have.
Ending — Monty Bennett
Thank you for your participation on today’s call.
We look forward to speaking with you again on our next call.